SCHEDULE 14A INFORMATION
(RULE 14a-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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SANTARUS, INC.

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ELECTION OF DIRECTORS
DIRECTOR COMPENSATION TABLE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER INFORMATION
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
STOCKHOLDER PROPOSALS
ANNUAL REPORT
OTHER BUSINESS

SANTARUS, INC.
3721 Valley Centre Drive, Suite 400
San Diego, California 92130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
     The Annual Meeting of the Stockholders of Santarus, Inc. will be held on June 10, 2010 at 1:00 p.m. in the first floor meeting room of Santarus’ corporate headquarters, located at 3721 Valley Centre Drive, San Diego, California 92130, for the following purposes:
•	elect two directors of Santarus;

•	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

•	transact such other business as may be properly brought before the meeting or any adjournment thereof.
     Stockholders of record at the close of business on April 13, 2010 are entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof.
     Accompanying this Notice is a proxy card. Whether or not you expect to be at our Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly. If you plan to attend our Annual Meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.
     All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Gerald T. Proehl
President, Chief Executive Officer and Director

San Diego, California
April 23, 2010

SANTARUS, INC.

PROXY STATEMENT
     The board of directors of Santarus, Inc., a Delaware corporation (“Santarus,” the “company,” “we” or “us”), is soliciting the enclosed proxy card for use at our Annual Meeting of Stockholders to be held on June 10, 2010 at 1:00 p.m. in the first floor meeting room of Santarus’ corporate headquarters, located at 3721 Valley Centre Drive, San Diego, California 92130, and at any adjournments or postponements thereof. If you need directions to the location of the Annual Meeting, please contact us at (858) 314-5700. This Proxy Statement will be first sent to stockholders on or about April 23, 2010.
     All stockholders who find it convenient to do so are cordially invited to attend the meeting in person. In any event, please complete, sign, date and return the proxy card in the enclosed envelope.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 10, 2010
     Electronic copies of this Proxy Statement and Santarus’ annual report are available at www.proxydocs.com/snts.
     A proxy may be revoked by written notice to our corporate secretary at any time prior to the voting of the proxy, or by executing a later proxy or by attending the meeting and voting in person. Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.
     Directors will be elected by a favorable vote of a plurality of the aggregate votes present, in person or by proxy, at the Annual Meeting. Accordingly, abstentions will not affect the outcome of the election of candidates for director. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain non-routine items, such as the election of directors. Thus, if the beneficial owner does not give a broker specific instructions, the beneficially owned shares may not be voted on the election of directors and will not be counted in determining the number of shares necessary for approval, although they will count for purposes of determining whether a quorum exists. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.
     The proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 requires the affirmative vote of a majority of the aggregate votes present, in person or by proxy, and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote against this proposal. However, ratification of the selection of Ernst & Young LLP is considered a routine matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes will result from this proposal.
     Stockholders of record at the close of business on April 13, 2010 (the “Record Date”) will be entitled to vote at the meeting or vote by proxy using the proxy card. As of that date, 58,396,833 shares of our common stock, par value $0.0001 per share, were outstanding. Each share of our common stock is entitled to one vote. A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy at our Annual Meeting, constitutes a quorum. A plurality of the votes of the shares present in person or represented by proxy at our Annual Meeting and entitled to vote on the election of directors is required to elect directors; and a majority of the shares present in person or represented by proxy and entitled to vote thereon is required for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.
     The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and proxy card will be borne by us. In addition to soliciting proxies by mail, our officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, other custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons’ out-of-pocket expenses.

PROPOSAL 1
ELECTION OF DIRECTORS
     Our board of directors currently consists of seven members. Our Amended and Restated Certificate of Incorporation provides for the classification of our board of directors into three classes, as nearly equal in number as possible, with staggered terms of office and provides that upon the expiration of the term of office for a class of directors, nominees for such class shall be elected for a term of three years or until their successors are duly elected and qualified. At this meeting, two nominees for director are to be elected as Class I directors for a three-year term expiring at our 2013 annual meeting of stockholders. The nominees are Daniel Burgess and Michael Carter. The Class II and Class III directors have one year and two years, respectively, remaining on their terms of office.
     A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect directors. If no contrary indication is made, proxies in the accompanying form are to be voted for our board of directors’ nominees or, in the event any of such nominees is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who shall be designated by our board of directors to fill such vacancy.
Information Regarding Directors
     The information set forth below as to the directors and nominees for director has been furnished to us by the directors and nominees for director. The process undertaken by the Nominating/Corporate Governance Committee in recommending qualified director candidates is described below under “Director Nomination Process.” Certain individual qualifications and skills of our directors that contribute to the board’s effectiveness as a whole are described in the following paragraphs.
Nominees for Election for a Three-Year Term Expiring at the
2013 Annual Meeting of Stockholders

Name	Age	Present Position with the Company
Daniel D. Burgess	48	Director
Michael G. Carter, M.B., Ch.B., F.R.C.P. (U.K.)	72	Director
     Daniel D. Burgess has served as a member of our board of directors since July 2004. Since May 2007, Mr. Burgess has been President and Chief Executive Officer of Mpex Pharmaceuticals, Inc., a private biopharmaceutical company. From August 1999 to May 2007, Mr. Burgess was Chief Operating Officer and Chief Financial Officer of Harbor BioSciences, Inc., formerly Hollis-Eden Pharmaceuticals, Inc., a pharmaceutical company. Mr. Burgess joined Harbor BioSciences from Nanogen Inc., a supplier of molecular diagnostic tests, where he served as Vice President and Chief Financial Officer. Prior to joining Nanogen in 1998, Mr. Burgess spent ten years with Gensia Sicor, Inc. (acquired by Teva Pharmaceutical Industries Limited), formerly Gensia Inc., a specialty pharmaceutical company, and Gensia Automedics, Inc., a partially owned subsidiary of Gensia Sicor. He served as President and a director of Gensia Automedics, where he was responsible for all functional areas of this medical products company. In addition, he was Vice President and Chief Financial Officer of Gensia Sicor, where he was responsible for finance, investor relations, business development and other administrative functions. Prior to joining Gensia, Mr. Burgess held positions at Castle & Cooke, Inc. and Smith Barney, Harris Upham and Company. Mr. Burgess served as a director of Metabasis Therapeutics, Inc. from March 2004 until its acquisition by Ligand Pharmaceuticals Incorporated in January 2010. He holds a B.A. in economics from Stanford University and an M.B.A. from Harvard Business School. In selecting Mr. Burgess to serve as a director, the board considered, among other things, his valuable financial expertise, including prior service as chief financial officer for publicly traded companies and his status as an “audit committee financial expert.” Santarus also benefits from Mr. Burgess’ general business experience in the pharmaceutical and biotechnology industries.
     Michael G. Carter, M.B., Ch.B., F.R.C.P. (U.K.) has served as a member of our board of directors since February 2005. Dr. Carter has been a venture partner at S.V. Life Sciences Advisers LLP since 1998. He retired from Zeneca, PLC, a publicly-traded global pharmaceutical company, in 1998. Dr. Carter served Zeneca as International Medical Director from 1986 to 1989 and International Marketing Director from 1990 to 1995. From 1976 to 1984, Dr. Carter held several positions with Roche Products, Ltd., including head of Medical Development and Medical Affairs, and Director of the Pharmaceutical Division. Dr. Carter currently serves as a director of Micromet, Inc., a biopharmaceutical company, and GTx, Inc., a men’s health biotechnology company, in the U.S. He also serves on the board of a European biopharmaceutical company, Fulcrum Ltd. In addition, Dr. Carter currently serves on the strategic advisory board of Cowen Healthcare Royalty Partners, a global healthcare private equity firm. He is an elected fellow of the Royal Pharmaceutical Society, Faculty of Pharmaceutical Medicine, and of the Royal College of Physicians of Edinburgh. Dr. Carter holds a bachelor’s degree in pharmacy from London University (U.K.) and a medical degree from Sheffield University Medical School (U.K.). In selecting Dr. Carter to serve as a director, the board considered, among other things, his valuable medical and commercial expertise, including prior service with Zeneca, PLC and Roche Products, Ltd. Santarus also benefits from Dr. Carter’s international experience in the pharmaceutical and biotechnology industries.
Members of the Board of Directors Continuing in Office
Term Expiring at the
2011 Annual Meeting of Stockholders

Name	Age	Present Position with the Company
Michael E. Herman	68	Director
Kent Snyder	56	Director
     Michael E. Herman has served as a member of our board of directors since September 2003. Mr. Herman is currently serving as President of the Herman Family Trading Company. From January 1992 to December 2000, Mr. Herman was President of the Kansas City Royals Baseball Club. From January 1990 to December 1999, he was Chairman of the Finance and Investment Committee of the Kauffman Foundation and was its President from January 1985 to December 1990. From October 1974 to December 1990, Mr. Herman was the Executive Vice President and Chief Financial Officer of Marion Laboratories. Mr. Herman is a director of Senomyx, Inc., a biotechnology company, Cerner Corporation, a health care information technology company, and also is a Trustee of Rensselaer Polytechnic Institute and the University of Chicago Graduate School of Business. He also serves as a member of the board of directors of Vail Valley Foundation. Mr. Herman also previously served as a director of Janus Capital, Eloquent, Inc., Agouron Pharmaceuticals, Inc. and New Enterprise Associates. Mr. Herman holds a B.S. in metallurgical engineering from Rensselaer Polytechnic Institute and an M.B.A. from the University of Chicago. In selecting Mr. Herman to serve as a director, the board considered, among other things, his valuable business and financial expertise, both within and outside the life sciences industry, including prior service with Marion Laboratories. Santarus also benefits from Mr. Herman’s current involvement in the healthcare and biotechnology industries through his director positions with Cerner Corporation and Senomyx, Inc.
     Kent Snyder has served as a member of our board of directors since September 2004. Since September 2009, Mr. Snyder has been the Chief Executive Officer and Chairman of Senomyx, Inc., a San Diego-based biotechnology company. From June 2003 to August 2009, Mr. Snyder was President and Chief Executive Officer and a director of Senomyx. In May 2008, Mr. Snyder assumed the role of Chairman of the board of directors of Senomyx. Prior to joining Senomyx, from October 2001 to June 2003, Mr. Snyder was retired. From July 1991 to October 2001, Mr. Snyder held various management positions with Agouron Pharmaceuticals, Inc., a Pfizer company, including President of Global Commercial Operations. Prior to holding the position of President of Global Commercial Operations, Mr. Snyder served as Senior Vice President of Commercial Affairs and Vice President of Business Development. Mr. Snyder holds a B.S. from the University of Kansas and an M.B.A. from Rockhurst College. In selecting Mr. Snyder to serve as a director, the board considered, among other things, his valuable business and commercial expertise in the pharmaceutical and biotechnology industries, including his current position with Senomyx, Inc. and prior service with Agouron Pharmaceuticals, Inc. Santarus also benefits from Mr. Snyder’s status as an “audit committee financial expert.”

Term Expiring at the
2012 Annual Meeting of Stockholders

Name	Age	Present Position with the Company
Gerald T. Proehl	51	President, Chief Executive Officer and Director
David F. Hale	61	Chairman of the Board
Ted W. Love, M.D	51	Director
     Gerald T. Proehl serves as our President and Chief Executive Officer and as a director. Mr. Proehl has served in these capacities since January 2002. From March 2000 through December 2001, Mr. Proehl was our President and Chief Operating Officer. From April 1999 to March 2000, Mr. Proehl was our Vice President, Marketing and Business Development. Prior to joining Santarus, Mr. Proehl was with Hoechst Marion Roussel, Inc., a global pharmaceutical company, for 14 years, where he served in various capacities in multiple therapeutic areas including gastrointestinal, cardiovascular, wound care and central nervous system, and from March 1997 to April 1999 served as Vice President of Global Marketing. While at Hoechst Marion Roussel, Mr. Proehl oversaw the co-promotion of the proton pump inhibitor Prilosec® by Hoechst Marion Roussel and Astra Merck Inc. and was responsible for the marketing of gastrointestinal products Carafate® and Pentasa®, among products in several other therapeutic areas. Mr. Proehl holds a B.S. in education from the State University of New York at Cortland, an M.A. in exercise physiology from Wake Forest University and an M.B.A. from Rockhurst College. In selecting Mr. Proehl to serve as a director, the board considered, among other things, his significant knowledge and understanding of Santarus’ business in his role as President and Chief Executive Officer. Santarus also benefits from Mr. Proehl’s general business and commercial experience in the pharmaceutical industry, including his positions with Hoechst Marion Roussel, Inc.
     David F. Hale has been Chairman since February 2004 and has served as a member of our board of directors since June 2000. Since May 2006, Mr. Hale has been Chairman and Chief Executive Officer of Hale BioPharma Ventures, LLC, which is focused on the formation and development of biotechnology, specialty pharmaceutical, diagnostic and medical device companies. Mr. Hale served as Non-Executive Chairman of the board of directors of Somaxon Pharmaceuticals, Inc. from August 2003 to December 2007, Executive Chairman and Interim Chief Executive Officer from January 2008 to August 2008 and Chairman since August 2008. From October 2000 to May 2006, Mr. Hale served as President and Chief Executive Officer of CancerVax Corporation, a biotechnology company focused on the development of products for the treatment and control of cancer. From December 2000 to May 2006, Mr. Hale was also a director of CancerVax. In May 2006, CancerVax merged with Micromet AG to form Micromet, Inc., a biopharmaceutical company, of which Mr. Hale is Chairman. Prior to joining CancerVax Corporation, Mr. Hale served as President and Chief Executive Officer and a director of Women First HealthCare, Inc., a specialty healthcare company, from January 1998 to May 2000. From May 1987 to October 1997, he served as Chairman, President and Chief Executive Officer of Gensia Sicor Inc. (acquired by Teva Pharmaceutical Industries Limited), formerly Gensia Inc., a specialty pharmaceutical company and from February 1987 to September 1994 served as Chairman of Viagene, Inc., a biotechnology company. Mr. Hale joined Hybritech, Incorporated, a biotechnology company, in 1982 and served as President and a director until May 1987. Mr. Hale served as a director of Metabasis Therapeutics, Inc. from April 1997 to August 2006, Chairman of the board of directors from August 2006 to September 2009, Executive Chairman from September 2009 to January 2010 and acting Chief Executive Officer from October 2009 until January 2010 when Metabasis was acquired by Ligand Pharmaceuticals Incorporated. Mr. Hale holds a B.A. in biology and chemistry from Jacksonville State University. In selecting Mr. Hale to serve as a director, the board considered, among other things, his prior business experience in the pharmaceutical and biotechnology industries, including service as a director or senior executive officer of numerous publicly traded and privately held pharmaceutical and biotechnology companies. Santarus also benefits from Mr. Hale’s status as an “audit committee financial expert.”
     Ted W. Love, M.D. has served as a member of our board of directors since March 2005. Since February 2010 he has served as Executive Vice President and Head of Research and Development at Onyx Pharmaceuticals, Inc. He previously served as President and Chief Executive Officer of Nuvelo, Inc., a biopharmaceutical company, from March 2001 to January 2009, having been appointed President and Chief Operating Officer of Nuvelo in January 2001. He served as a director of Nuvelo starting in February 2001 and became Chairman of the board of directors in September 2005. He joined Nuvelo from Theravance, Inc. (formerly Advanced Medicine), a biopharmaceutical company, where he served as Senior Vice President of Development from February 1998 to January 2001. Prior to that, he spent six years at Genentech, Inc., a biotechnology company, holding a number of senior management positions in medical affairs and product development. Dr. Love currently serves on the board of directors of Affymax, Inc., ARCA biopharma, Inc., Bio-Rad Laboratories, Inc., and on the California Institute for Regenerative Medicine (CIRM) Independent Citizens’ Oversight Committee. Dr. Love holds a B.A. in molecular biology from Haverford College and an M.D. from Yale Medical School. In selecting Dr. Love to serve as a director, the board considered, among other things, his valuable medical and business expertise, including his prior service with Nuvelo, Inc., Theravance, Inc. and Genentech, Inc. Santarus also benefits from Dr. Love’s experience in his current position with Onyx Pharmaceuticals, Inc. and as a director of two biopharmaceutical companies.
Director Independence
     Messrs. Burgess, Hale, Herman, Snyder and Drs. Carter and Love are independent directors, as defined in the Nasdaq Stock Market qualification standards.
Board Meetings
     Our board of directors held 11 meetings, including telephonic meetings, during 2009. No director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of our board of directors and the total number of meetings of committees of our board of directors on which he served.
Board Leadership Structure
     Our board of directors is currently comprised of seven directors, six of whom are independent. We separate the roles of chief executive officer and chairman of our board of directors in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for the company and the day to day leadership and performance of the company, while the chairman of our board of directors provides guidance to the chief executive officer and presides over meetings of the full board of directors. We believe that this separation of responsibilities provides a balanced approach to managing the board of directors and overseeing the company.
Board’s Role in Risk Oversight
     Our board of directors is actively involved in oversight of risks that could affect the company. The board’s role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the company, including risks associated with our operational, financial, legal and regulatory functions. The full board (or the appropriate board committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a board committee engages in a discussion related to areas of material risk to the company, the chairman of the relevant committee reports on the discussion to the full board during the committee reports portion of the next board meeting. This enables the board and its committees to coordinate the risk oversight role.
Committees of the Board
     Audit Committee. Our audit committee currently consists of Messrs. Burgess, Hale and Snyder. The audit committee held six meetings, including telephonic meetings, during 2009. All members of the audit committee are independent directors, as defined in the Nasdaq Stock Market qualification standards. Our board of directors has determined that each of Messrs. Burgess, Hale and Snyder qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the Securities and Exchange Commission. The audit committee is governed by a written charter approved by our board of directors, a copy of which is available on our web site at www.santarus.com. The functions of this committee include:
•	meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	meeting with our independent registered public accounting firm and with internal financial personnel regarding these matters;

•	engaging our independent registered public accounting firm; and

•	reviewing our audited financial statements and reports and discussing the statements and reports with our management and our independent registered public accounting firm, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management, if any.
Both our independent registered public accounting firm and internal financial personnel regularly meet privately with our audit committee and have unrestricted access to this committee.
     Nominating/Corporate Governance Committee. Our nominating/corporate governance committee currently consists of Drs. Love and Carter and Mr. Herman. The nominating/corporate governance committee held four meetings, including telephonic meetings, during 2009. All members of the nominating/corporate governance committee are independent directors, as defined in the Nasdaq Stock Market qualification standards. The nominating/corporate governance committee is governed by a written charter approved by our board of directors, a copy of which is available on our web site at www.santarus.com. The functions of this committee include:
•	reviewing and recommending nominees for election as directors;

•	assessing the performance of our board of directors; and

•	reviewing our corporate governance guidelines and considering other issues relating to corporate governance.
     Compensation Committee. Our compensation committee currently consists of Messrs. Herman, Hale and Snyder. The compensation committee held six meetings, including telephonic meetings, during 2009. All members of the compensation committee are independent directors, as defined in the Nasdaq Stock Market qualification standards. The compensation committee is governed by a written charter approved by our board of directors, a copy of which is available on our web site at www.santarus.com. The functions of this committee include:
•	carrying out our board of directors’ responsibilities relating to compensation of our executive officers, including by designing (in consultation with management and the board of directors), approving and/or recommending to our board of directors for approval and evaluating our compensation plans, policies and programs;

•	exercising authority under our employee benefit plans; and

•	advising and consulting with our executive officers regarding other matters related to compensation of our employees.
     With regard to executive compensation, the compensation committee of our board of directors has the primary authority to determine compensation for our executive officers. In addition, the compensation committee, together with the remaining independent members of our board of directors, have authority to review our President and Chief Executive Officer’s individual performance and compensation, as well as to establish and determine achievement of our annual corporate goals. For more information about the compensation committee’s involvement with executive compensation matters, please see the discussion below under the heading “Compensation Discussion and Analysis.”
     The compensation committee also has the primary authority to review, at least annually, and recommend to the board of directors all compensation for our non-employee directors in connection with their service on our board of directors. To aid its review of non-employee director compensation, the compensation committee reviews third party survey data for peer group companies and utilizes the services of one or more independent compensation consulting and survey firms.
Compensation Committee Interlocks and Insider Participation
     Messrs. Herman, Hale and Snyder serve on the compensation committee of our board of directors. No member of the compensation committee was at any time during the 2009 fiscal year or at any other time an officer or employee of our company. None of our executive officers serve, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our compensation committee. None of our executive officers serve, or in the past year has served, as a member of the compensation committee of any entity that has one or more executives serving on our board of directors.
Director Nomination Process
     Director Qualifications
     In evaluating director nominees, the nominating/corporate governance committee considers, among other things, the following factors:
•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in our industry and/or with relevant social policy concerns;

•	experience as a board member of another publicly held company; and

•	practical and mature business judgment.
In connection with its evaluation of director nominees, the nominating/corporate governance committee also considers diversity of expertise and experience in substantive matters pertaining to our business relative to other board members. The nominating/corporate governance committee’s goal is to assemble a board of directors that brings to our company a variety of perspectives and skills derived from high quality business and professional experience.
     Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating/corporate governance committee may also consider such other facts as it may deem are in the best interests of our company and our stockholders. The nominating/corporate governance committee also believes it is appropriate for at least one, and, preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules, and that a majority of the members of our board of directors be independent as required under the Nasdaq Stock Market qualification standards. The nominating/corporate governance committee also believes it is appropriate for our chief executive officer to serve as a member of our board of directors. Our directors’ performance and qualification criteria are reviewed annually by the nominating/corporate governance committee.
     Identification and Evaluation of Nominees for Directors
     The nominating/corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating/corporate governance committee’s criteria for board of directors service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective.
     If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating/corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The nominating/corporate governance committee generally polls our board of directors and members of management for their recommendations. The nominating/corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts. The nominating/corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the nominating/corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating/corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best perpetuate the success of our company and represent stockholder interests through the exercise of sound judgment.

After review and deliberation of all feedback and data, the nominating/corporate governance committee makes its recommendation to our board of directors.
     To date, we have not received director candidate recommendations from our stockholders. Any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations.
     Pursuant to our Amended and Restated Bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary. In order to be considered, the recommendation for a candidate must include the following written information: (i) with respect to each of the proposing stockholder and the candidate, the class and number of shares of our capital stock which are owned beneficially and of record, (ii) with respect to each of the proposing stockholder and the candidate, any derivative, swap or other transaction, the purpose or effect of which is to give such party economic risk similar to ownership of shares of our capital stock; (iii) with respect to each of the proposing stockholder and the candidate, any proxy, agreement or relationship that confers a right to vote any of our shares of capital stock; (iv) with respect to each of the proposing stockholder and the candidate, any agreement or relationship engaged in to reduce the level of risk to, or increase or decrease the voting power of, such party with respect to our shares of capital stock, or which provides the opportunity to profit from any decrease in the value of our shares of capital stock; (v) with respect to each of the proposing stockholder and the candidate, any performance-related fees such party is entitled to based on the increase or decrease in the value of any of our shares of capital stock; (vi) any other information relating to the proposing stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies or consents by such proposing stockholder pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act; (vii) all information relating to the candidate that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (viii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the proposing stockholder, on the one hand, and the candidate, his or her respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K promulgated under the Exchange Act if such proposing stockholder were the “registrant” for purposes of such rule and the candidate were a director or executive officer of such registrant. In addition, we may require any candidate to furnish such other information as may reasonably be required by us to determine the eligibility of such candidate to serve as an independent director in accordance with our corporate governance guidelines or that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such candidate.
     In order to give the nominating/corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2011 annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices pursuant to our procedures detailed in the section below entitled “Stockholder Proposals.”
Communications with our Board of Directors
     Our stockholders may contact our board of directors or a specified individual director by writing to our corporate secretary at Santarus, Inc., 3721 Valley Centre Drive, Suite 400, San Diego, California 92130. Our corporate secretary will relay all such communications to our board of directors, or individual members, as appropriate.
Code of Ethics
     Our company has established a Code of Business Conduct and Ethics that applies to our officers, directors and employees. The Code of Business Conduct and Ethics contains general guidelines for conducting the business of our company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K. Our company has established an Ethics Helpline at 1-800-869-9522 that is designed to receive anonymous reports of any known or suspected violations of our Code of Business Conduct and Ethics, Comprehensive Compliance Program for Sales and Marketing Activities or other applicable laws, rules and regulations.
Corporate Governance Documents
     Our company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter and Nominating/Corporate Governance Committee Charter are available, free of charge, on our web site at www.santarus.com. Please note, however, that the information contained on the web site is not incorporated by reference in, or considered part of, this Proxy Statement. We will also provide copies of these documents, free of charge, to any stockholder upon written request to Investor Relations, Santarus, Inc., 3721 Valley Centre Drive, Suite 400, San Diego, California 92130.
Report of the Audit Committee
     The audit committee oversees the company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.
     The audit committee reviewed and discussed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles, its judgments as to the quality and acceptability of the company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the audit committee has discussed with Ernst & Young LLP its independence from management, and the company has received from Ernst & Young LLP the written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board (Communication with Audit Committees Concerning Independence) and has considered the compatibility of non-audit services with the auditors’ independence.
     The audit committee met with Ernst & Young LLP to discuss the overall scope of its services, the results of its audit and reviews, its evaluation of the company’s internal controls, including internal control over financial reporting, and the overall quality of the company’s financial reporting. Ernst & Young LLP, as the company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the company’s reporting. The audit committee’s meetings with Ernst & Young LLP were held with and without management present. The audit committee is not employed by the company, nor does it provide any expert assurance or professional certification regarding the company’s financial statements. The audit committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the company’s independent registered public accounting firm.
     In reliance on the reviews and discussions referred to above, the audit committee recommended to the company’s board of directors that the audited financial statements and related schedule and management’s assessment of the effectiveness of the company’s internal control over financial reporting be included in the company’s annual report for the year ended December 31, 2009. The audit committee and the company’s board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2010.
     This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

     The foregoing report has been furnished by the audit committee.
Daniel D. Burgess, Chairman
David F. Hale
Kent Snyder
Compensation of Directors
     Non-employee members of our board of directors receive a combination of cash compensation, in the form of annual retainers and meeting stipends, and equity incentive compensation, in the form of stock option awards, for their service on our board of directors. Any board member who is also an employee of our company does not receive separate compensation for service on our board of directors.
     Cash Compensation
          2009 Fiscal Year
     For the 2009 fiscal year, each non-employee director received an annual cash retainer of $45,000. The chairman of our board received an additional annual retainer of $40,000 and the chairs of the following board committees received the following additional annual retainers: (i) audit committee, $20,000; (ii) compensation committee, $15,000; and (iii) nominating/corporate governance committee, $10,000. In addition, the non-chair members of the following board committees received the following additional annual retainers: (i) audit committee, $10,000; (ii) compensation committee, $7,500; and (iii) nominating/corporate governance committee, $5,000.
     For each meeting of the board attended during 2009 in excess of ten board meetings, each non-employee director received an additional cash meeting stipend of $2,000 for each such meeting attended in-person or $1,000 for each such meeting attended by telephone.
     In addition, non-employee directors also received reimbursement of their reasonable out-of-pocket expenses in connection with attendance at board and committee meetings.
     Additional information about the cash compensation paid to our non-employee directors during the 2009 fiscal year is reflected in the table captioned “Director Compensation Table,” set forth below.
          2010 Fiscal Year
     For the 2010 fiscal year, each non-employee director is entitled to receive the same amounts of cash compensation as described above for the 2009 fiscal year.
     Equity Incentive Compensation
     Our non-employee directors also receive equity incentive compensation in connection with their service on our board of directors.
          2009 Fiscal Year
     As of the beginning of the 2009 fiscal year, approximately 98% of the options held by the non-employee directors had per share exercise prices exceeding the fair market value of our common stock. In light of the reduced incentive value provided by such “underwater” options and in recognition of the continuing desire to provide meaningful retention and incentive awards to our non-employee directors, for the 2009 fiscal year, on March 16, 2009, each non-employee director received an option to purchase 32,000 shares of common stock. In addition, on June 11, 2009, the date of the annual meeting of our stockholders, (i) each non-employee director received an option to purchase 32,000 shares of common stock, (ii) the chairman of our board of directors received an additional annual option to purchase 10,000 shares of common stock, (iii) the chairman of our audit committee received an additional annual option to purchase 5,000 shares of common stock, (iv) the chairman of our compensation committee received an additional annual option to purchase 5,000 shares of common stock and (v) the chairman of our nominating/corporate governance committee received an additional annual option to purchase 2,500 shares of common stock. In addition, our policy provides that each non-employee director who is initially elected to our board of directors is granted an option to purchase 35,000 shares of our common stock in connection with his or her initial election to our board of directors.
     These options have an exercise price per share equal to 100% of the fair market value of the underlying stock at the time of grant. The options granted to non-employee directors in connection with their initial election to our board of directors vest in three equal annual installments on each yearly anniversary of the date of grant, subject to the director’s continuing service on our board of directors on such dates. The other options granted to non-employee directors described above vest in twelve equal monthly installments on each monthly anniversary of the date of grant, subject to the director’s continuing service on our board of directors on such dates. To the extent vested as of a non-employee director’s termination of membership on our board of directors, each such option granted on or after February 10, 2006 is exercisable for 12 months following such director’s termination of membership on our board of directors. The term of each option granted to a non-employee director is ten years. Upon a change of control (as defined in our amended and restated 2004 equity incentive award plan and our 1998 stock option plan), each option granted to a non-employee director becomes 100% vested in accordance with the terms of such plans.
     Additional information about stock option awards granted during the 2009 fiscal year to our non-employee directors is reflected in the table captioned “Director Compensation Table,” set forth below.
          2010 Fiscal Year
     For the 2010 fiscal year, on the date of the 2010 annual meeting of our stockholders, (i) each continuing non-employee director will receive an option to purchase 32,000 shares of common stock, (ii) the chairman of our board of directors will receive an additional annual option to purchase 10,000 shares of common stock, (iii) the chairman of our audit committee will receive an additional annual option to purchase 5,000 shares of common stock, (iv) the chairman of our compensation committee will receive an additional annual option to purchase 5,000 shares of common stock and (v) the chairman of our nominating/corporate governance committee will receive an additional annual option to purchase 2,500 shares of common stock. In addition, our policy provides that each non-employee director who is initially elected to our board of directors will be granted an option to purchase 35,000 shares of our common stock in connection with his or her initial election to our board of directors.
     These options will have an exercise price per share equal to 100% of the fair market value of the underlying stock at the time of grant. The options granted to non-employee directors in connection with their initial election to our board of directors will vest in three equal annual installments on each yearly anniversary of the date of grant, subject to the director’s continuing service on our board of directors on such dates. The other options granted to non-employee directors described above will vest in twelve equal monthly installments on each monthly anniversary of the date of grant, subject to the director’s continuing service on our board of directors on such dates. To the extent vested as of a non-employee director’s termination of membership on our board of directors, each such option granted on or after February 10, 2006 will be exercisable for 12 months following such director’s termination of membership on our board of directors. The term of each option granted to a non-employee director is ten years. Upon a change of control (as defined in our amended and restated 2004 equity incentive award plan and our 1998 stock option plan), each option granted to a non-employee director will become 100% vested in accordance with the terms of such plans.

DIRECTOR COMPENSATION TABLE
     The table below summarizes the compensation paid by our company to non-employee directors for the fiscal year ended December 31, 2009.

	Fees Earned or	Option	All Other
	Paid in Cash	Awards	Compensation	Total
Name(l)	($)	($)2)	($)	($)
David F. Hale	$104,500	$83,865	$—	$188,365
Daniel D. Burgess	67,000	76,502	—	143,502
Michael G. Carter, M.B., Ch.B., F.R.C.P. (U.K.)	52,000	69,139	—	121,139
Michael E. Herman	65,000	76,502	—	141,502
Ted W. Love, M.D.	55,000	72,821	—	127,821
Kent Snyder	62,500	69,139	—	131,639

(1)	Gerald T. Proehl, our President and Chief Executive Officer, is not included in this table as he is an employee of our company and thus receives no compensation for his services as a director. The compensation received by Mr. Proehl as an employee of our company is shown in the Summary Compensation Table on page 26.

(2)	Represents the aggregate grant date fair value of option awards to each of our non-employee directors in 2009 computed using the Black-Scholes valuation model and in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. As of December 31, 2009, each non-employee director has the following shares subject to outstanding options: David F. Hale: 298,713; Daniel D. Burgess: 238,000; Michael G. Carter: 208,000; Michael E. Herman: 254,428; Ted W. Love: 218,000; and Kent Snyder: 208,000.
Director Attendance at Annual Meetings
     Our company does not have a formal policy regarding attendance by members of our board of directors at our Annual Meeting. All of our seven then current directors attended our 2009 annual meeting of stockholders.
     Our board of directors unanimously recommends a vote “FOR” each nominee listed above. Proxies solicited by our board of directors will be so voted unless stockholders specify otherwise on the accompanying proxy card.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2010 for:
•	each of our Named Executive Officers (as defined below in “Executive Compensation and Other Information — Summary Compensation Table”);

•	each of our directors;

•	each person known by us to beneficially own more than 5% of our common stock; and

•	all of our executive officers and directors as a group.
     Information with respect to beneficial ownership has been furnished by each executive officer, director, or beneficial owner of more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”), and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options or warrants held by such persons that are exercisable as of May 30, 2010, which is 60 days after March 31, 2010.
     Percentage of beneficial ownership is based on 58,387,174 shares of common stock outstanding as of March 31, 2010.
     Unless otherwise indicated, the address for the following stockholders is c/o Santarus, Inc., 3721 Valley Centre Drive, Suite 400, San Diego, CA 92130.

	Shares	Percent
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned	Owned
Named Executive Officers and Directors:
Gerald T. Proehl(1)	1,582,940	2.7%
Debra P. Crawford(2)	561,435	1.0
E. David Ballard II, M.D.(3)	307,090	*
William C. Denby, III(4)	435,910	*
Carey J. Fox, J.D.(5)	357,354	*
David F. Hale(6)	436,952	*
Daniel D. Burgess(7)	238,000	*
Michael G. Carter, M.B., Ch.B., F.R.C.P. (U.K.)(8)	208,000	*
Michael E. Herman(9)	341,970	*
Ted W. Love, M.D.(10)	218,000	*
Kent Snyder(11)	209,000	*
5% Stockholders:
Westfield Capital Management Co., L.P.(12)	7,013,543	12.0
Cosmo Technologies Limited(13)	6,000,000	10.3
Funds affiliated with BlackRock, Inc.(14)	3,431,904	5.9
Funds affiliated with OrbiMed Advisors LLC and OrbiMed Capital LLC(15)	3,394,500	5.8

All directors and executive officers as a group (15 persons)(16)	6,289,631	9.8

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)	Includes options that are exercisable to purchase 1,336,148 shares.

(2)	Includes options that are exercisable to purchase 530,296 shares.

(3)	Includes options that are exercisable to purchase 307,090 shares.

(4)	Includes options that are exercisable to purchase 409,654 shares.

(5)	Includes options that are exercisable to purchase 348,762 shares.

(6)	Includes (a) 134,739 shares and options that are immediately exercisable to purchase 298,713 shares, of which 3,501 shares will be unvested as of May 30, 2010, held by the Hale Family Trust dated February 10, 1986 and (b) 3,500 shares held by Michael T. Hale, as trustee, UDT December 26, 1991, for the benefit of Garrett Hale. David F. Hale is a trustee of the Hale Family Trust, dated February 10, 1986. David F. Hale disclaims beneficial ownership of the shares of common stock listed in (b) above.

(7)	Includes options that are immediately exercisable to purchase 238,000 shares of which 3,084 will be unvested as of May 30, 2010.

(8)	Includes options that are immediately exercisable to purchase 208,000 shares of which 2,667 will be unvested as of May 30, 2010.

(9)	Includes (a) 10,000 shares and options that are immediately exercisable to purchase 254,428 shares held by The Herman Family Trading Company of which 3,084 shares will be unvested as of May 30, 2010, (b) 52,142 shares held by the Michael E. Herman Revocable Trust, (c) 21,000 shares held by Vail Fishing Partners, and (d) 4,400 shares held by Mr. Herman’s spouse. Mr. Herman is the President of The Herman Family Trading Company, the general partner of Vail Fishing Partners and a trustee of the Michael E. Herman Revocable Trust. Mr. Herman disclaims beneficial ownership of the shares held by his spouse.

(10)	Includes options that are immediately exercisable to purchase 218,000 shares of which 2,876 will be unvested as of May 30, 2010.

(11)	Includes (a) options that are immediately exercisable to purchase 208,000 shares of which 2,667 will be unvested as of May 30, 2010 and (b) 1,000 shares held by the Snyder Family Trust dated July 17, 2000. Mr. Snyder is a trustee of the Snyder Family Trust.

(12)	Includes 7,013,543 shares held by Westfield Capital Management Co., L.P. Westfield Capital Management Co., L.P. has sole voting and investment power with respect to 5,140,563 of the shares. Westfield Capital Management Co., L.P. has sole investment power over the remaining 1,872,980 shares and various other entities have sole voting power with respect to the remaining 1,872,980 shares. Westfield Capital Management Co., L.P. is an investment adviser in accordance with Rule 13d-1. Westfield Capital Management Co., L.P. has indicated that the shares are owned of record by certain mutual funds, institutional accounts and/or separate accounts managed by Westfield Capital Management Co., L.P. Westfield Capital Management Co., L.P. disclaims any economic interest in such shares. The address for Westfield Capital Management Co., L.P. is One Financial Center, Boston, MA 02111.

(13)	Includes 6,000,000 shares held by Cosmo Technologies Limited. Cosmo Technologies Limited has shared voting and investment power with respect to all 6,000,000 shares. Cosmo Technologies Limited is a wholly-owned subsidiary of Cosmo Pharmaceuticals S.p.A., which is the majority-owned subsidiary of Cosmo Holding S.p.A., which is the majority-owned subsidiary of Cassiopea SA. Accordingly, each of Cosmo Pharmaceuticals S.p.A., Cosmo Holding S.p.A. and Cassiopea SA may be deemed the beneficial owner of the 6,000,000 shares. Giuseppe Cipriano and Luigi Moro are the directors of Cosmo Technologies Limited. Mauro Ajani is the majority shareholder of Cassiopea SA. The address for Cosmo Technologies Limited is 4243 Amiens Street, Dublin 1, Ireland. The address for Cosmo Pharmaceuticals S.p.A. and Messrs Ajani, Cipriano and Moro is Via C. Colombo, 1, 20020 Lainate-Milano, Italy. The address for Cosmo Holding S.p.A. is Piazza della Repubblica, 3 20121 Milano, Italy. The address for Cassiopea SA is 31, Boulevard Grand-Duchesse Charlotte L-1331 Luxembourg.

(14)	Based solely on a review of the Schedule 13G filed by BlackRock, Inc. with the SEC on January 29, 2010 reporting shares held as of December 31, 2009. Includes 3,431,904 shares held by funds affiliated with

BlackRock, Inc. BlackRock, Inc. reports shared voting and investment power with respect to all 3,431,904 shares. BlackRock, Inc. is a parent holding company for a number of investment management subsidiaries. The following subsidiaries are investment advisors in accordance with Rule 13d-1 that hold the shares beneficially owned by BlackRock, Inc.: BlackRock Advisors LLC; BlackRock Capital Management, Inc.; BlackRock Investment Management LLC; BlackRock Japan Co. Ltd; and State Street Research & Management Co. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(15)	Includes 1,152,700 shares held by OrbiMed Advisors LLC and 2,241,800 shares held by OrbiMed Capital LLC. OrbiMed Advisors LLC and OrbiMed Capital LLC hold shares on behalf of Caduceus Capital Master Fund Limited, Caduceus Capital II, L.P., UBS Eucalyptus Fund, LLC, PW Eucalyptus Fund, Ltd., Summer Street Life Sciences Hedge Fund Investors LLC, Biotech Growth Trust plc, Knightsbridge Netherlands II, L.P., and Knightsbridge Netherlands III — LP. Samuel D. Isaly is President of OrbiMed Advisors LLC and Managing Director of OrbiMed Capital LLC and is a control person of OrbiMed Advisors LLC and OrbiMed Capital LLC. The address for OrbiMed Advisors LLC, OrbiMed Capital LLC and Samuel D. Isaly is 767 Third Avenue, 30th Floor, New York, NY 10017.

(16)	Includes options that are immediately exercisable to purchase 5,652,034 shares of which 17,879 will be unvested as of May 30, 2010.
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Our Executive Officers and Senior Management
     The following table sets forth information as to persons who serve as our executive officers and senior management as of March 31, 2010.

Name	Age	Position
Gerald T. Proehl	51	President, Chief Executive Officer and Director
Debra P. Crawford	52	Senior Vice President, Chief Financial Officer, Treasurer and Secretary
E. David Ballard II, M.D.	54	Senior Vice President, Clinical Research and Medical Affairs
Julie A. DeMeules	57	Senior Vice President, Human Resources
William C. Denby, III	54	Senior Vice President, Commercial Operations
Carey J. Fox, J.D.	41	Senior Vice President, General Counsel
Warren E. Hall	57	Senior Vice President, Manufacturing and Product Development
Michael D. Step	50	Senior Vice President, Corporate Development
Maria Bedoya-Toro, PhD	58	Vice President, Regulatory Affairs and Quality Assurance
Blake A. Boland	49	Vice President, Sales
Jonathan M. Hee	51	Vice President, Commercial Affairs
Martha L. Hough	56	Vice President, Finance and Investor Relations
Thomas J. Joyce	50	Vice President, Marketing and National Accounts
     Gerald T. Proehl serves as our President and Chief Executive Officer and as a director. Mr. Proehl has served in these capacities since January 2002. From March 2000 through December 2001, Mr. Proehl was our President and Chief Operating Officer. From April 1999 to March 2000, Mr. Proehl was our Vice President, Marketing and Business Development. Prior to joining Santarus, Mr. Proehl was with Hoechst Marion Roussel, Inc., a global pharmaceutical company, for 14 years, where he served in various capacities in multiple therapeutic areas including gastrointestinal, cardiovascular, wound care and central nervous system, and from March 1997 to April 1999 served as Vice President of Global Marketing. While at Hoechst Marion Roussel, Mr. Proehl oversaw the co-promotion of the proton pump inhibitor Prilosec® by Hoechst Marion Roussel and Astra Merck Inc. and was responsible for the marketing of gastrointestinal products Carafate® and Pentasa®, among products in several other therapeutic areas. Mr. Proehl holds a B.S. in education from the State University of New York at Cortland, an M.A. in exercise physiology from Wake Forest University and an M.B.A. from Rockhurst College.
     Debra P. Crawford serves as our Senior Vice President, Chief Financial Officer, Treasurer and Secretary. Ms. Crawford joined Santarus in November 2000 as Vice President, Chief Financial Officer, Treasurer and Secretary and

was promoted to her current position in December 2003. Prior to joining Santarus, Ms. Crawford served as Vice President, Chief Financial Officer and Treasurer from July 1998 to May 2000 for Women First HealthCare, Inc., a specialty healthcare company. Ms. Crawford was also Assistant Secretary of Women First from July 1998 to February 1999 and Secretary from March 1999 to May 2000. From May 2000 to October 2000 and from March 1997 to August 1998, Ms. Crawford was self-employed and provided financial consulting services in the area of corporate development and in the capacity of acting chief financial officer. Ms. Crawford also served as Chief Financial Officer, Vice President of Finance and Administration and Treasurer of IVAC Holdings, Inc. from January 1996 to December 1996 and of IVAC Medical Systems, Inc., a medical device company, from January 1995 to December 1996. From September 1981 to December 1994, Ms. Crawford served in various financial positions within companies of the medical device division of Eli Lilly & Company. Ms. Crawford holds a B.S. in business administration from San Diego State University.
     E. David Ballard II, M.D. serves as our Senior Vice President, Clinical Research and Medical Affairs. Dr. Ballard joined Santarus in March 2004 as Vice President, Clinical Research, was appointed Vice President, Medical Affairs in September 2005, was promoted to Vice President, Clinical Research and Medical Affairs in March 2006 and was promoted to his current position in September 2008. From March 2000 to February 2004, Dr. Ballard served in various positions at TAP Pharmaceutical Products Inc., a pharmaceutical company, most recently serving as Therapeutic Area Head, Gastroenterology and Internal Medicine. From July 1997 to March 2000, Dr. Ballard was a Medical Director at Abbott Laboratories, a pharmaceutical company. Dr. Ballard holds a B.S. in biology from Morehouse College and an M.D. from the Medical College of Ohio. Dr. Ballard is also certified as a gastroenterologist by the American Board of Internal Medicine.
     Julie A. DeMeules serves as our Senior Vice President, Human Resources. Ms. DeMeules joined Santarus in January 2004 as Vice President, Human Resources and was promoted to her current position in February 2006. From January 2000 to November 2003, Ms. DeMeules served as Vice President, Human Resources at Quidel Corporation, a manufacturer and distributor of medical diagnostic products. From February 1991 to January 2000, Ms. DeMeules was employed with Advanced Tissue Sciences, a biotechnology company, most recently serving as Vice President, Human Resources. Prior to joining Advanced Tissue Sciences, Ms. DeMeules served as Director of Human Resources at Square D Corporation, a provider of electrical products, from June 1990 to February 1991. Prior to joining Square D Corporation, Ms. DeMeules served for several years as Vice President of Human Resources of Signet Armorlite, Inc., a manufacturer and distributor of ophthalmic lenses and supplies. Ms. DeMeules holds a B.A. in business administration from the University of San Diego and an M.B.A. from San Diego State University.
     William C. Denby, III serves as our Senior Vice President, Commercial Operations. Mr. Denby has held this position since he joined Santarus in February 2002. Prior to joining Santarus, from October 2001 to February 2002, Mr. Denby served as Senior Vice President of Commercial Operations of Agouron Pharmaceuticals, Inc., a provider of HIV and other specialty pharmaceutical products that was acquired by Pfizer Inc. From June 1997 to October 2001, Mr. Denby served as Senior Vice President and Vice President of Sales and Marketing for Agouron. From January 1995 to June 1997, Mr. Denby served as Senior Director of Sales and Marketing and Senior Director, Commercial and Marketing Affairs for Agouron. Prior to that, Mr. Denby was at Marion Laboratories for 18 years, holding various positions in corporate finance, strategic planning, and sales and marketing. While at Marion Laboratories, Mr. Denby was responsible for promoting a diverse product line which included brands such as Cardizem®, Nicorette® and the duodenal ulcer drug Carafate, and he helped secure managed care formulary acceptance for these products. Mr. Denby holds a B.A. in English from the State University of New York at Fredonia and an M.B.A. from Rockhurst College.
     Carey J. Fox serves as our Senior Vice President, General Counsel. Ms. Fox joined Santarus as Senior Director, Legal Affairs in March 2002, served as Vice President, Legal Affairs from May 2004 to February 2006, was promoted to Vice President, General Counsel in March 2006 and was promoted to her current position in September 2008. Prior to joining Santarus, Ms. Fox served as Director, Legal Affairs for Elan Pharmaceuticals, Inc., a pharmaceutical company, from January 2002 to March 2002. Prior to joining Elan, Ms. Fox was associated with the law firm of Brobeck, Phleger & Harrison LLP from May 1998 to December 2001 and with the law firm of Fennemore Craig from January 1996 to May 1998, where she represented a variety of clients in general corporate and securities law matters. Ms. Fox is a member of the State Bar of California and holds a B.A. in social ecology from the University of California, Irvine and a J.D. from Arizona State University.
     Warren E. Hall serves as our Senior Vice President, Manufacturing and Product Development. Mr. Hall joined Santarus in July 2001 as Vice President, Manufacturing and Product Development and was promoted to his current position in December 2003. Prior to joining Santarus, Mr. Hall served as Senior Director of Development from July 2000 to July 2001 at Dura Pharmaceuticals, a specialty pharmaceutical company that was acquired by Elan Corporation, plc, a pharmaceutical company. Mr. Hall served as Senior Director of Program Management for the pulmonary group at Dura from February 1999 to July 2000, and as Senior Director of Manufacturing from July 1998 to February 1999. From November 1995 to June 1998, Mr. Hall served as Director of Manufacturing Operations at Cell Therapeutics, Inc., a cancer treatment company. Prior to Cell Therapeutics, Mr. Hall was with Mallinckrodt, Inc., a pharmaceutical and specialty chemical company, for 17 years, serving in various capacities, most recently as Director of Worldwide Manufacturing. Mr. Hall holds a B.A. in chemistry and biology from Greenville College and an M.S. in organic chemistry from Southern Illinois University.
     Michael D. Step serves as our Senior Vice President, Corporate Development. Mr. Step has held this position since he joined Santarus in February 2005. Prior to joining Santarus, he served from August 2000 to February 2005 with Amylin Pharmaceuticals, Inc., a biopharmaceutical company, most recently as Vice President, Corporate Development. In this capacity, he was responsible for leading corporate development activities, including product licensing, strategic planning, and mergers and acquisitions evaluations. Prior to Amylin, he was Senior Director, Business Development at Dura Pharmaceuticals, Inc., a pharmaceutical company, from May 1998 to July 2000. In this position, his duties included licensing of marketed pharmaceutical products. Prior to that, he served in corporate development and strategic planning at Hoffmann-La Roche and sales and management roles at Roche Labs and Syntex Labs. Mr. Step holds a B.A. in political science from Vanderbilt University and an M.B.A. from the University of Southern California.
     Maria Bedoya-Toro, PhD serves as our Vice President, Regulatory Affairs and Quality Assurance. Dr. Bedoya-Toro has held this position since she joined Santarus in May 2007. She previously served as Senior Director Regulatory Affairs at Eisai Medical Research Inc. from November 2006 to May 2007, moving to Eisai from Ligand Pharmaceuticals, Inc. when Ligand divested their oncology products to Eisai in November 2006. Dr. Bedoya-Toro worked as Senior Director Global Regulatory Affairs and Compliance at Ligand from 2003 to 2006. From 2000 to 2003 she served as Director Global Regulatory Affairs at Baxter Hyland Immuno. From 1998 to 2000 Dr. Bedoya-Toro worked at BASF Bioresearch Corporation as Director Regulatory Affairs/Quality, and from 1996 to 1998 she worked as Director Quality Assurance and Regulatory Compliance at Amylin Pharmaceuticals. From 1988 to 1996 Dr. Bedoya-Toro worked at Rhone-Poulenc Rorer in a number of increasingly responsible positions in regulatory compliance, quality assurance, quality control and compliance. Dr. Bedoya-Toro holds an M.B.A from the University of Chicago, a Ph.D. in bio-analytical chemistry from Ohio University. In addition she has a M.A. in bio-analytical chemistry and a B.S. in chemistry from Western Michigan University.
     Blake A. Boland serves as our Vice President, Sales. Mr. Boland joined Santarus in January 2004 as Director, National Sales and was promoted to his current position in July 2004. Prior to joining Santarus, Mr. Boland was with Aventis Pharmaceuticals, a global pharmaceutical company, for 16 years. From November 1998 to December 2003, Mr. Boland served as a Regional Sales Director, where he was responsible initially for building a new primary care sales organization in the western U.S. During his career with Aventis and predecessor companies, Mr. Boland held various positions in sales, marketing and sales management in such therapeutic areas as gastroenterology, cardiovascular, respiratory, diabetes and anti-infectives. Mr. Boland holds a B.A. in business administration from Graceland College and an M.B.A. from Rockhurst College.
     Jonathan M. Hee serves as our Vice President, Commercial Affairs. Mr. Hee has held this position since he joined Santarus in January 2004. From October 2000 to December 2003, Mr. Hee served as Vice President, Sales and Marketing Services at Agouron Pharmaceuticals, Inc., a provider of HIV and other specialty pharmaceutical products that was acquired by Pfizer Inc. From October 1996 to October 2000, Mr. Hee served as Director and Senior Director, Sales and Marketing Services for Agouron. Mr. Hee was a Senior Manager of Segment Marketing for Agouron from November 1995 to October 1996. Prior to joining Agouron, Mr. Hee was with Gensia Inc., a cardiovascular and multi-source injectable drug company, where he held various management roles including Associate Director positions in marketing and market planning. Mr. Hee holds a B.S. in chemical engineering from Stanford University and an M.B.A. from Harvard University.
     Martha L. Hough serves as our Vice President, Finance and Investor Relations. Ms. Hough has held this position since she joined Santarus in January 2005. From August 2002 to December 2004, and September 1998 to October 1999, Ms. Hough was a self-employed consultant to medical technology and pharmaceutical companies. From November 1999 to July 2002, Ms. Hough was Vice President, Business Development, and Chief Financial Officer of LMA North

America, Inc., a profitable private medical device company. From 1987 to 1998, Ms. Hough worked in various finance, investor relations, and marketing positions at Gensia Sicor, Inc., serving as Vice President, Finance and Corporate Communications there from January 1995 to June 1998. Ms. Hough holds a B.S. in psychology from Colorado State University and an M.B.A. from the Tuck School of Business at Dartmouth College.
     Thomas J. Joyce serves as our Vice President, Marketing and National Accounts. Mr. Joyce has held this position since he joined Santarus in January 2004. From April 2002 to January 2004, Mr. Joyce served as Senior Director, Marketing at Neurocrine Biosciences, Inc., a drug discovery and development company. From July 1999 to March 2002, Mr. Joyce served as Senior Director, Global Marketing Planning of Agouron Pharmaceuticals, Inc., a provider of HIV and other specialty pharmaceutical products that was acquired by Pfizer Inc. From September 1997 to June 1999 and from May 1996 to August 1997, Mr. Joyce served as Associate Director of Corporate Development and Senior Market Manager, respectively, of Agouron. Prior to joining Agouron, Mr. Joyce held various sales and sales management positions at Hoechst Marion Roussel. Mr. Joyce holds a B.A. in psychology from the University of Dayton.
Compensation Discussion and Analysis
     Executive Compensation Program Overview
     Our compensation programs for our executive officers and other employees are designed to:
•	attract and retain highly skilled individuals by establishing salaries, benefits, and incentive compensation which are competitive with similar positions in other companies with whom we compete for employees and which are internally equitable within our company;

•	closely align compensation for our employees with the company’s performance on both a short-term and long-term basis;

•	reward and provide differentiated compensation based on individual performance; and

•	further enhance our employees’ long-term incentive to increase stockholder value and the company’s stock price by providing a portion of our total compensation in the form of company equity, through stock options and stock ownership.
     To accomplish those goals, compensation for our employees, including our executive officers, generally consists of the following elements: (1) base salary, (2) annual cash bonuses, (3) long-term incentives through stock option awards and stock ownership and (4) other welfare and retirement savings benefits. In addition, our executive officers are entitled to potential payments upon specified termination or change in control events.
     The compensation committee of our board of directors has the primary authority to determine compensation for our executive officers. In addition, the compensation committee, together with the remaining independent members of our board of directors, have authority to review the individual performance and compensation of Gerald T. Proehl, our President and Chief Executive Officer, as well as to establish and determine achievement of our annual corporate goals. Each year, our compensation committee and the remaining independent members of our board of directors review the compensation of Mr. Proehl, as well as his individual performance for the calendar year under review and our company’s overall performance. The compensation committee also reviews compensation for our other executive officers on an annual basis and his or her individual performance for the calendar year under review. To aid the compensation committee’s review, Mr. Proehl provides a recommendation concerning compensation and performance for each executive officer, excluding himself. Management does not participate in the final deliberations of the compensation committee (or of the independent members of our board of directors in the case of Mr. Proehl) with regard to their own compensation. The annual review and determination of compensation for our executive officers and Mr. Proehl for the 2009 fiscal year took place at our scheduled compensation committee and board meetings in February 2009, and the determination of bonuses earned for performance during the 2009 fiscal year took place at our scheduled compensation committee and board meetings in February 2010.

     The compensation committee’s overall objective, or compensation philosophy, when establishing levels of compensation for a particular executive officer for the 2009 fiscal year was to target total cash compensation at the 50th percentile level and equity compensation at the 75th percentile, when compared to comparable positions within other comparable specialty pharmaceutical companies, or peer companies. The compensation committee has established this philosophy to emphasize variable and performance-based compensation over fixed compensation, to better manage cash burn and to align the long-term goals of executives and stockholders towards growth in stock price. To ensure that the compensation committee’s executive compensation decisions for the 2009 fiscal year were consistent with this philosophy, the committee established the following list of peer companies, which companies the committee determined were comparable at the time the list was established in 2008 to our company in various regards, including the nature of operations, stage of development, market capitalization and/or number of employees:
•	Acorda Therapeutics, Inc.	•	Inspire Pharmaceuticals, Inc.	•	Questor Pharmaceuticals, Inc.

•	Auxilium Pharmaceuticals,Inc.	•	InterMune, Inc.	•	Salix Pharmaceuticals, Ltd.

•	Bentley Pharmaceuticals, Inc.	•	ISTA Pharmaceuticals, Inc.	•	Sucampo Pharmaceuticals, Inc.

•	CV Therapeutics, Inc.	•	Jazz Pharmaceuticals, Inc.	•	ViroPharma Incorporated

•	Enzon Pharmaceuticals, Inc.	•	Noven Pharmaceuticals, Inc.	•	ZymoGenetics, Inc.

•	Indevus Pharmaceuticals, Inc.	•	Oscient Pharmaceuticals Corp.

     To assist with the analysis of executive compensation for the 2009 fiscal year, the compensation committee engaged Radford, an AON consulting company, or Radford, to provide compensation consulting services. Radford reports directly to the compensation committee, and the committee has the sole authority to hire, fire and direct the work of Radford as its advisor. For the 2009 fiscal year, the compensation committee requested Radford to advise it on a variety of compensation-related issues, including:
•	providing general information concerning executive compensation trends and developments;

•	compiling, analyzing and presenting third party survey data; and

•	assessing various forms of equity compensation.
In addition, Radford also provides the company with non-customized salary survey data that is utilized by management in connection with reviewing salaries. The compensation committee believes that Radford is able to provide independent, objective compensation advice to the compensation committee. Other than providing the advice and services described above, Radford provided no other services to either the company or the compensation committee during the 2009 fiscal year.
     The third party survey data presented by Radford was designed to ensure that the executive compensation decisions were consistent with the overall compensation philosophy and included survey data relating to levels of base salaries, incentive cash bonuses and equity awards from the Radford Global Life Sciences Survey and proxy data for executive positions within the 17 peer companies described above. When reviewing the third party survey data, the compensation committee considered whether the total cash and equity compensation for our executive officers targeted the 50th and 75th percentiles, respectively, when compared to compensation paid to executives holding comparable positions within our peer companies. The compensation committee compared the executive compensation programs as a whole and also compared the pay of individual executives if the jobs were sufficiently similar to make the comparisons meaningful.
     The compensation committee also utilized “tally sheets,” prepared with the assistance of management, when making its executive compensation decisions for the 2009 fiscal year. The “tally sheets” described the nature and/or value of each element of compensation payable to each executive officer, and enabled the compensation committee to evaluate each compensation element in the context of the executive’s overall total compensation. The specific information set forth in the “tally sheets” was similar to the information set forth in the tables following this “Compensation Discussion and Analysis” section and included the following information relating to the 2009 fiscal year: a summary description of total compensation, a description of options granted and outstanding and a description of potential payments upon termination or change in control.

     Elements of the Executive Compensation Program
          Base Salary
     As a general matter, the base salary for each executive is initially established and approved by the compensation committee at the time the officer is hired, taking into account the officer’s qualifications, experience, role and responsibilities, prior salary and competitive salary information. Under the terms of our executive officer employment agreements, each officer is entitled to an annual review of his or her base salary, in the sole discretion of the compensation committee. Any year-to-year adjustments to each executive officer’s base salary are determined by an assessment by the compensation committee (with assistance from management as described above and with the involvement of the independent members of our board of directors, with respect to Mr. Proehl) of her or his individual performance (including the executive’s accomplishments and effectiveness), overall company performance, the company’s budget for merit increases, the officer’s qualifications, experience, role and responsibilities, and competitive salary information. In assessing competitive salary information, the compensation committee (and the independent members of our board of directors, with respect to Mr. Proehl) review and consider independent third party data related to salary levels for similar executive positions in our peer companies, as described above.
     In connection with the annual review of his performance at the scheduled compensation committee and board of directors meetings in February 2009, Mr. Proehl received a 3.8% merit increase to his level of base salary, which was effective in March 2009 and resulted in an increase in Mr. Proehl’s base salary from $520,000 to $540,000. At this same time, our other named executive officers each received a merit increase in his or her level of base salary ranging from 3.5% to 5% effective in March 2009.
     In determining these adjustments, the compensation committee (and the independent members of our board of directors, with respect to Mr. Proehl) considered each executive officer’s individual performance, the company’s overall performance and competitive salary information, based on the third party survey data compiled by Radford. As described above, when reviewing the third party survey data, the compensation committee (and the independent members of our board of directors, with respect to Mr. Proehl) considered whether total cash compensation for our executive officers targeted the 50th percentile of the total cash compensation paid to executives holding comparable positions within our peer companies. Consistent with our overall compensation philosophy, the total cash compensation for our executive officers for the 2009 fiscal year, including the base salary levels described above and the target annual cash bonuses (assuming a 100% level of attainment) described below, targeted the 50th percentile of the total target cash compensation for executives holding comparable positions within our peer companies.
          Annual Cash Bonuses
     Our executive officers, as well as all of our other employees (with the exception of our field sales representatives and certain other field-based commercial employees), were eligible to receive annual cash bonuses pursuant to our 2009 bonus plan.
     Payments for executive officers under our 2009 bonus plan were based 100% on achieving established corporate goals (rather than on achievement of individual goals) and were determined as a percentage of each executive officer’s base salary. We believe that by basing the potential bonus payments for executive officers solely on achievement of corporate goals, we ensure that each executive officer’s performance is fully aligned with the overall executive team and company objectives, as well as focused on increasing stockholder value by providing incentives for corporate performance. The performance goals are established each year so that in the board’s and compensation committee’s determination they are not certain to be attained absent strong performance by the executive officers and the company as a whole.
     Under the terms of our 2009 bonus plan, the target bonus for Mr. Proehl, our President and Chief Executive Officer, was 50% of base salary, and the target bonus for each of our other executive officers was 35% of base salary. The target bonus percentage amounts were established through an analysis that included a review of third party survey data for our peer companies. As described above, when reviewing the third party survey data, the compensation committee (and the independent members of our board of directors, with respect to Mr. Proehl) considered whether total cash compensation for our executive officers targeted the 50th percentile of the total compensation paid to executives holding comparable positions within our peer companies, in the case of the target bonuses, assuming our executive officers fully achieve the corporate performance goals established by our board. Each executive officer was then eligible to receive a bonus ranging from zero to 150% of his or her target bonus, based on the level of the company’s achievement of its corporate performance goals for the 2009 fiscal year, which goals were established by our board at its scheduled meeting in February 2009.
     At its scheduled meeting in February 2010, the independent members of the board assessed the company’s performance during the 2009 fiscal year against the 2009 corporate performance goals as follows:

2009 Corporate Goals	Performance Against Corporate Goals
Total revenue of at least $165 million (assuming receipt of FDA approval of Zegerid OTC™) (weighted 45%)	Total revenues of $172.5 million

Income before tax of greater than $20 million (assuming receipt of FDA approval of Zegerid OTC™) (weighted 25%)	Income before tax of $33.9 million

Receipt of FDA approval of Zegerid OTC™ (weighted 10%)	FDA approval received in December 2009

FDA acceptance of new drug application, or NDA, for immediate-release omeprazole tablet (weighted 10%)	FDA acceptance received in April 2009 and FDA approval received in December 2009

Enrollment of at least 350 patients (minimum of 300 patients) in U.S. phase III clinical study for budesonide MMX® product candidate (weighted 10%)	More than 400 patients enrolled as of December 31, 2009
As part of its assessment, the independent board members noted that the company exceeded its goals related to total revenues, income before tax, FDA acceptance of the NDA for the immediate-release omeprazole tablet product and enrollment of the budesonide MMX® product candidate clinical study and met its goal related to FDA approval of Zegerid OTC™. In addition, the independent members of the board noted that the company’s stock price increased 194% year-over-year (based on a closing price of $4.62 on December 31, 2009 as compared to a closing price of $1.57 on December 31, 2008). Based on these assessments by the independent members of the board, the overall level of achievement under the 2009 bonus plan was established at 118%.
     As a result of the board’s determination, for the 2009 fiscal year, Mr. Proehl received a bonus of $318,600, which was equal to approximately 59% of Mr. Proehl’s base salary, and each of our other named executive officers received bonuses equal to approximately 41% of their respective base salaries. The specific amounts of the cash bonuses awarded to our named executive officers for the 2009 fiscal year are reflected in the Summary Compensation Table.
          Long-Term Incentives
Stock Option Awards
     Our long-term incentives are primarily in the form of stock option awards, and our executive officers, along with all of the company’s other employees, are eligible to participate in the company’s award of stock options. As discussed above, the objective of these awards is to further enhance our executive officers’ long-term incentive to increase stockholder value and the company’s stock price. We believe that stock option based compensation achieves this objective by directly linking the economic benefit to recipients of such awards with our company’s stock performance. We also believe that stock option based compensation encourages employee retention because the awards are designed to vest and become exercisable over time, generally over four years.

     The compensation committee (and the independent members of our board of directors, with respect to Mr. Proehl) have authority to grant stock option awards to our executive officers. In the case of stock option awards, which are generally made in connection with the compensation committee’s annual review of company performance and executive officer performance (and the independent members of our board of directors annual review of Mr. Proehl’s performance) conducted in the first quarter of each year, the number of stock options granted to each executive officer is determined based upon input from our third party consulting firm and competitive compensation information for our peer companies. As described above, when reviewing the third party survey data, the compensation committee (and the independent members of our board of directors, with respect to Mr. Proehl) considered whether total equity compensation for our executive officers targeted the 75th percentile of the total equity compensation paid to executives holding comparable positions within our peer companies, taking into account comparisons based on, percentage ownership, size of option grants and the Black-Scholes valuation model. The targeting of equity compensation at the 75th percentile level, as compared to cash compensation at the 50th percentile level, reflects the compensation committee’s strong belief in a pay for performance culture and alignment of executive compensation to long-term increases in stockholder value. The compensation committee (and the independent members of our board of directors, with respect to Mr. Proehl) also consider overall corporate performance and each executive officer’s individual performance (including the executive’s accomplishments and effectiveness) when determining the specific number of options to be awarded. In addition, the compensation committee takes into account the number of outstanding option grants held by each executive officer, and their vested status, in determining the specific number of options to be awarded.
     The exercise price of options granted under our stock plans has always been 100% of the fair market value of the underlying stock at the time of grant, and the company does not have a policy of granting equity-based awards at other than the fair market value. For options granted on or after January 1, 2007, the fair market value of our common stock is determined by reference to the closing price of our common stock on the Nasdaq Global Market on the date of grant. The majority of the outstanding options held by our executive officers vest over a four-year period and are exercisable over a ten-year period following the date of grant unless employment terminates prior to such date.
     Our general policy is to grant options on fixed dates during open trading windows and on dates determined in advance in the prior year, although there may be occasions when grants are made on other dates. All required approvals are obtained in advance of or on the actual grant date. We do not time the granting of our options to take advantage of any favorable or unfavorable news released by the company.
     During the 2009 fiscal year, Mr. Proehl was granted an option to purchase 260,000 shares of our common stock in connection with the annual review of corporate performance during 2008 and Mr. Proehl’s individual performance during 2008. Each of our other named executive officers were granted an option to purchase a number of shares of our common stock, ranging from 90,000 to 135,000 shares in connection with the annual review of corporate performance during 2008 and the named executive officer’s individual performance during 2008.
     In addition, during the 2008 fiscal year Mr. Proehl was granted an option to purchase 80,000 shares of our common stock in March 2008, subject to performance-based vesting, and each of our other named executive officers was granted an option to purchase 40,000 shares of our common stock in March 2008, subject to performance-based vesting. These options are structured to vest only upon attainment of two performance targets relating to the company’s achievement of specified financial results prior to May 31, 2011. During the 2009 fiscal year, 50% of the options became vested and exercisable upon attainment of a performance target that required the company to achieve net income in two consecutive quarters totaling at least $2 million. The remaining 50% portion of the options will become vested and exercisable if a performance target requiring attainment of total revenue of $200 million is achieved in a rolling four quarter period prior to May 31, 2011. The compensation committee believes that performance-based equity awards linked to attainment of performance targets, and which have value only if the company’s stock price appreciates following the date of grant of the awards, strongly align executive compensation with company performance.
     Options granted to any of our employees under our amended and restated 2004 equity incentive award plan, as well as currently outstanding unvested options granted under the 1998 stock option plan (our predecessor stock option plan), become fully vested and exercisable in the event of a change in control where the acquirer does not assume the options. In the event of a change in control where the acquirer does assume the options, such options will be subject to accelerated vesting prior to the change in control such that 50% of the unvested shares subject to the options will become vested and exercisable. In addition, assumed options will automatically become fully vested and exercisable if the holder of such options is terminated by the acquirer without cause or the holder terminates employment for good reason within 12 months after the change in control. Moreover, our executive officers are entitled to further acceleration of vesting in certain termination events under the terms of their employment agreements, as described below under the heading “Employment Agreements.”
     Stock option awards granted during the 2009 fiscal year to Mr. Proehl and our other named executive officers are reflected in the table captioned “Grants of Plan-Based Awards,” and outstanding stock option awards as of December 31, 2009 are reflected in the table captioned “Outstanding Equity Awards at Fiscal Year-End.” Consistent with our overall compensation philosophy, the total equity compensation granted to our executive officers for the 2009 fiscal year was targeted at the 75th percentile of the total equity compensation for executives holding comparable positions within our peer companies.
          Perquisites
     We do not provide any perquisites for our executive officers.
          Other Benefits
     We provide benefits such as medical, dental and life insurance and disability coverage for all of our employees, including our executive officers. In addition, we have established an amended and restated employee stock purchase plan and a section 401(k) savings/retirement plan, which are available to all eligible employees, including our executive officers. We also provide personal paid time off and other paid holidays to all employees, including our executive officers, which are similar to those provided at comparable companies.
          Tax Considerations
     As part of its compensation program, the company aims to compensate our executive officers in a manner that is tax effective for the company. In practice, the stock options granted by the compensation committee are not subject to the deduction limitation imposed under Section 162(m) of the Internal Revenue Code, or the Code, as amended. Section 162(m) of the Code generally limits the tax deductions a public corporation may take for compensation paid to its chief executive officer and three other most highly compensated executive officers, other than its chief financial officer, to $1.0 million per executive per year, unless the compensation paid qualifies as “performance based compensation” within the meaning of Section 162(m) of the Code. Our stockholders have previously approved our stock award plans, comprised of the 1998 stock option plan and the amended and restated 2004 equity incentive award plan, qualifying options and stock appreciation rights under these plans as performance-based compensation intended to be exempt from the Section 162(m) limits. Other awards under these plans also may be granted with the intention of being performance-based compensation in the discretion of the compensation committee.
     Risk Considerations
     Our compensation committee has considered whether our executive compensation programs, which consist of base salaries, annual cash bonuses and long-term equity incentives, encourage unnecessary or excessive risk taking and has concluded they do not. Base salaries are fixed in amount and thus do not encourage risk taking. While the performance-based cash bonus awards focus on achievement of annual goals, the goals are reviewed by the board of directors to ensure overall appropriateness and are a balanced mix of financial performance metrics and operational and strategic performance metrics that are designed to translate into longer-term financial performance. Cash bonus awards are also not guaranteed and are subject to reasonable maximum caps. The compensation committee believes that the bonus program appropriately balances risk and the desire to focus executives on specific annual goals important to the company’s success. Our long-term equity incentives help further align executives’ interests with those of the company’s stockholders. The compensation committee believes that these equity incentives do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to the company’s long-term operating performance as reflected in the company’s long-term stock price performance. Moreover, the awards are subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

     Employment Agreements
     In order to specify our expectations with regard to our executive officers’ duties and responsibilities and to provide greater certainty with regard to the amounts payable to our executive officers in connection with certain terminations or change in control events, our compensation committee has approved and we have entered into employment agreements with each of our executive officers. Except as provided below, all of the employment agreements with our executive officers contain substantially similar terms. The payment and severance terms in the employment agreements were established based on market factors when the agreements were originally entered into, and they are reviewed periodically by our compensation committee for continued appropriateness. In September 2008, Radford engaged in a complete review of the employment agreements and confirmed to the compensation committee that in Radford’s opinion the agreements contained provisions consistent with prevailing market practices. The potential availability of severance benefits under these agreements did not impact the analysis of the other elements of compensation for the 2009 fiscal year because such benefits serve different purposes than the other elements of compensation. The compensation committee believes these agreements are appropriate to attract and retain individuals at the executive officer level and to properly balance the interests of executives and stockholders, as executives may be asked to consider actions which create stockholder value, but may also result in loss of an executive’s position. The level of payments under the agreements are designed to be fair and reasonable considering the time it would take an executive to find a position of comparable scope.
     Pursuant to the employment agreements, each executive is required to devote substantially all of his or her time and attention to our business and affairs. The initial base salaries of the executives are set forth in their employment agreements. The employment agreements do not provide for automatic annual increases in salary, but each employment agreement provides for annual salary reviews by the compensation committee. Each of the executives is eligible to participate in any management incentive compensation plan adopted by us or such other bonus plan as our board of directors or compensation committee may approve. The award of any bonus compensation is to be determined by the compensation committee or pursuant to a plan approved by the board of directors or compensation committee. Each of the executives is an at-will employee.
          Severance Benefits and Change in Control Arrangements
     The employment agreements provide each executive with certain severance benefits in the event his or her employment is terminated as a result of his or her death or permanent disability. Specifically, in the event of such a termination, the executive or his or her estate, as applicable, shall receive a lump sum payment of 12 months of salary and an amount equal to the average of the executive’s bonuses for the three years prior to the date of termination (for all executives other than Mr. Proehl, prorated for the period of time served by the executive during the year of termination), plus 12 months healthcare and life insurance benefits continuation at our expense. In addition, that portion of the executive’s stock awards, and any unvested shares issued upon the exercise of such stock awards, which would have vested if the executive had remained employed for an additional 12 months will immediately vest on the date of termination.
     The employment agreements also provide each executive with certain severance benefits in the event his or her employment is terminated by us other than for cause or if the executive resigns with good reason. Specifically, in the event of such a termination or resignation, all executives other than Mr. Proehl will receive a lump sum payment of 12 months of salary and an amount equal to the average of the executive’s bonuses for the three years prior to the date of termination (prorated for the period of time served by the executive during the year of termination), 12 months healthcare and life insurance benefits continuation at our expense, plus $15,000 towards outplacement services. If such termination or resignation occurs more than three months prior to or more than 12 months following a change of control, that portion of the executive’s stock awards, and any unvested shares issued upon the exercise of such stock awards, which would have vested if the executive had remained employed for an additional 12 months, will immediately vest on the date of termination.
     With respect to Mr. Proehl, in the event his employment is terminated by us other than for cause or if he resigns with good reason, Mr. Proehl will be entitled to receive a lump sum payment of 12 months of salary and an amount equal to the average of his bonuses for the three years prior to the date of termination, 12 months of healthcare and life insurance benefits continuation at our expense, plus $15,000 towards outplacement services; provided, however, that if such termination or resignation occurs within three months prior to or within 12 months following a change of control, Mr. Proehl will be entitled to receive 18 months of salary and an amount equal to the average of his bonuses for the three years prior to the date of termination, 18 months of healthcare and life insurance benefits continuation at our expense, plus $15,000 towards outplacement services. If such termination or resignation occurs more than three months prior to or more than 12 months following a change of control, that portion of Mr. Proehl’s stock awards, and any unvested shares issued upon the exercise of such stock awards, which would have vested if Mr. Proehl had remained employed for an additional 12 months, will immediately vest on the date of termination.
     In addition, with respect to all executives (including Mr. Proehl), if such termination occurs within three months prior to or within 12 months following a change in control, all of the executive’s remaining unvested stock awards, and any unvested shares issued upon the exercise of such stock awards, will immediately vest on the date of termination.
     Apart from termination, the employment agreements also provide that, in connection with a change in control of the company, 50% of the executive’s unvested stock awards, and any unvested shares issued upon the exercise of such stock awards, will immediately become vested. This accelerated vesting supersedes any less favorable accelerated vesting provided under our amended and restated 2004 equity incentive award plan and our 1998 stock option plan.
     Each of the employment agreements also provides that payments under each employment agreement may be delayed to the extent necessary to avoid adverse tax consequences for the affected executive officer under Section 409A of the Code.
     The employment agreements do not provide for any type of tax “gross up” or similar reimbursement obligation by the company in respect of “golden parachute” or any other taxes to which any of the executive officers may become subject.
     Additional information concerning the potential payments our executive officers may receive in the event of termination of their employment or a change in control of the company is provided in the table captioned “Potential Payments Upon Termination or Change in Control.”
Compensation Committee Report
     The compensation committee of the company’s board of directors has submitted the following report for inclusion in this Proxy Statement:
     The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.
     This report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
     The foregoing report has been furnished by the compensation committee.
Michael E. Herman, Chairman
David F. Hale
Kent Snyder

SUMMARY COMPENSATION TABLE
     The table below summarizes the total compensation paid to or earned by each of our Named Executive Officers consisting of our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers for the fiscal year ended December 31, 2009.

				Option	All Other
		Salary	Bonus	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)
Gerald T. Proehl, President and Chief	2009	$536,667	$318,600	$189,748	$3,675	$1,048,690
Executive Officer	2008	516,667	293,800	458,456	3,450	1,272,373
	2007	489,500	190,000	929,025	2,031	1,610,556
Debra P. Crawford, Senior	2009	317,442	132,153	98,523	3,675	551,793
Vice President, Chief Financial	2008	302,558	120,527	215,939	3,450	642,474
Officer, Treasurer and Secretary	2007	289,753	77,571	330,320	3,375	701,019
E. David Ballard II, M.D., Senior	2009	310,008	128,759	65,682	313	504,762
Vice President, Clinical Research	2008	293,287	119,133	232,629	2,500	647,549
and Medical Affairs	2007	273,261	73,047	289,030	1,300	636,638
William C. Denby, III, Senior	2009	302,434	125,711	82,103	3,675	513,923
Vice President, Commercial	2008	291,029	115,754	197,334	3,450	607,567
Operations	2007	281,408	75,220	289,030	2,113	647,771
Carey J. Fox, J.D., Senior	2009	301,438	125,490	98,523	3,675	529,126
Vice President, General Counsel	2008	276,503	114,450	251,234	3,335	645,522
	2007	255,833	69,160	330,320	3,324	658,637

(1)	Represents 118%, 113% and 76% of each executive officer’s respective target bonus in 2009, 2008 and 2007, respectively. Under the terms of our 2009, 2008 and 2007 bonus plans, the target bonus for Gerald T. Proehl, our President and Chief Executive Officer, was equal to 50% of his base salary and the target bonus for the other executive officers was equal to 35% of their respective base salaries.

(2)	Represents the aggregate grant date fair value of option awards for the years ended December 31, 2009, 2008 and 2007 computed using the Black-Scholes valuation model and in accordance with FASB ASC Topic 718. For complete valuation assumptions, please see the financial statements and the related disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(3)	Represents matching contributions under our section 401(k) savings/retirement plan.

GRANTS OF PLAN-BASED AWARDS
     The table below provides information about stock option awards granted to our Named Executive Officers during the fiscal year ended December 31, 2009.

		Option Awards:
		Number of	Exercise or
		Shares of	Base Price	Grant Date
		Stock or	of Option	Fair
	Grant	Units	Awards	Value
Name	Date	(#)	($/Sh)(2)	($)(3)
Gerald T. Proehl	03/16/09	260,000 (1)	$1.18	$189,748
Debra P. Crawford	03/16/09	135,000 (1)	1.18	98,523
E. David Ballard II, M.D.	03/16/09	90,000 (1)	1.18	65,682
William C. Denby, III	03/16/09	112,500 (1)	1.18	82,103
Carey J. Fox, J.D.	03/16/09	135,000 (1)	1.18	98,523

(1)	Options vest and become exercisable monthly over 48 months in equal installments, with vesting commencing on the first monthly anniversary of the date of grant.

(2)	Under our amended and restated 2004 equity incentive award plan, all options were granted with an exercise price equal to the closing price of our common stock on the Nasdaq Global Market on the date of grant.

(3)	We estimate the fair value of options granted using the Black-Scholes valuation model in accordance with FASB ASC Topic 718. For complete valuation assumptions, please see the financial statements and the related disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
     The table below provides information about outstanding equity awards for each of our Named Executive Officers as of December 31, 2009.

	Option Awards
				Equity
				Incentive
				Plan Awards:
	Number of		Number of	Number of
	Securities		Securities	Securities
	Underlying		Underlying	Underlying
	Unexercised		Unexercised	Unexercised	Option
	Options		Options	Unearned	Exercise	Option
	(#)		(#)	Options	Price	Expiration

Name	Exercisable		Unexercisable	(#)	($)	Date(8)
Gerald T. Proehl	48,750	(1)	211,250	—	$1.180	03/16/19
	40,000	(2)	40,000	—	2.360	03/13/18
	105,000	(1)	135,000	—	2.360	03/13/18
	154,687	(1)	70,313	—	6.900	03/12/17
	95,833	(1)	4,167	—	6.790	02/09/16
	40,000	(3)	—	—	6.380	09/21/15
	100,000	(1)	—	—	7.150	02/15/15
	113,287	(4)	—	—	3.500	12/23/13
	460,691	(5)	—	—	0.875	05/22/13
	85,714	(4)	—	—	1.050	01/11/12
Debra P. Crawford	25,312	(1)	109,688	—	1.180	03/16/19
	20,000	(2)	20,000	—	2.360	03/13/18
	48,398	(1)	62,227	—	2.360	03/13/18
	55,000	(1)	25,000	—	6.900	03/12/17
	47,916	(1)	2,084	—	6.790	02/09/16
	25,000	(3)	—	—	6.380	09/21/15
	65,000	(1)	—	—	7.150	02/15/15
	56,643	(4)	—	—	3.500	12/23/13
	132,138	(5)	—	—	0.875	05/22/13
	12,857	(6)	—	—	1.050	12/18/11
E. David Ballard, M.D.	16,875	(1)	73,125	—	1.180	03/16/19
	6,770	(1)	18,230	—	2.300	11/14/18
	20,000	(2)	20,000	—	2.360	03/13/18
	42,656	(1)	54,844	—	2.360	03/13/18
	48,125	(1)	21,875	—	6.900	03/12/17
	23,437	(1)	1,563	—	7.490	03/01/16
	23,287	(1)	1,013	—	6.790	02/09/16
	13,500	(3)	—	—	6.380	09/21/15
	20,412	(1)	—	—	7.150	02/15/15
	55,000	(7)	—	—	10.990	03/19/14
William C. Denby, III	21,093	(1)	91,407	—	1.180	03/16/19
	20,000	(2)	20,000	—	2.360	03/13/18
	42,656	(1)	54,844	—	2.360	03/13/18
	48,125	(1)	21,875	—	6.900	03/12/17
	43,125	(1)	1,875	—	6.790	02/09/16
	25,000	(3)	—	—	6.380	09/21/15
	65,000	(1)	—	—	7.150	02/15/15
	56,643	(4)	—	—	3.500	12/23/13
	51,946	(5)	—	—	0.875	05/22/13
Carey J. Fox, J.D.	25,312	(1)	109,688	—	1.180	03/16/19
	6,770	(1)	18,230	—	2.300	11/14/18
	20,000	(2)	20,000	—	2.360	03/13/18
	48,398	(1)	62,227	—	2.360	03/13/18
	55,000	(1)	25,000	—	6.900	03/12/17
	23,437	(1)	1,563	—	7.490	03/01/16
	28,750	(1)	1,250	—	6.790	02/09/16
	13,500	(3)	—	—	6.380	09/21/15
	35,100	(1)	—	—	7.150	02/15/15
	20,000	(1)	—	—	12.050	05/14/14
	12,358	(4)	—	—	3.500	12/23/13
	6,742	(5)	—	—	0.875	05/22/13
	8,028	(7)	—	—	2.100	04/26/12

(1)	Options vest and become exercisable monthly over 48 months in equal installments, with vesting commencing on the first monthly anniversary of the date of grant.

(2)	Options vest and become exercisable upon the attainment of performance targets relating to our company’s achievement of specified financial results prior to May 31, 2011.

(3)	Options vested and became exercisable 100% on December 31, 2006.

(4)	Options are immediately exercisable and vested monthly over 48 months in equal installments, with vesting commencing on the first monthly anniversary of the date of grant.

(5)	Options are immediately exercisable and vested monthly over 60 months in equal installments, with vesting commencing on the first monthly anniversary of the date of grant.

(6)	Options are immediately exercisable and vested 25% on date of grant and the remainder vested in 36 equal monthly installments thereafter.

(7)	Options are immediately exercisable and vested 25% one year from the date of grant and the remainder vest in 36 equal monthly installments thereafter.

(8)	The expiration date of each option occurs 10 years after the date of grant.

OPTION EXERCISES
     The table below provides information about stock option awards exercised by our Named Executive Officers during the fiscal year ended December 31, 2009.

Option Awards
	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise
Name	(#)	($)(1)
Gerald T. Proehl	38,571	$87,170
Debra P. Crawford	—	—
E. David Ballard, M.D.	—	—
William C. Denby, III	10,000	5,350
Carey J. Fox, J.D.	—	—

(1)	The value realized on exercise is calculated by multiplying the number of shares exercised under the option by the difference between the exercise price and the market price of our common stock on the date of exercise.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
     The table below reflects the amount of compensation that each of our Named Executive Officers would be entitled to receive under his or her existing employment agreement with our company upon termination of such executive’s employment in certain circumstances. The amounts shown assume that such termination was effective as of December 31, 2009 (with the amount of severance based on the executive’s base salary as of such date), and thus include amounts earned through such time and are only estimates of the amounts that would be paid out to such executives upon termination of their employment. The actual amounts to be paid out can only be determined at the time of such executive’s separation from our company. Please see the section above entitled “Compensation Discussion and Analysis — Employment Agreements” for further discussion.

		Termination	Termination
		w/o Cause or	w/o Cause or
		for Good Reason	for Good Reason
		(apart from	(in connection	Death
		change in	with change	or	Change in
Name	Benefit	control)	in control)	Disability	Control(3)
Gerald T. Proehl	Severance	$540,000	$810,000	$540,000	$—
	Cash Bonus	235,557	235,557	235,557	—
	Accelerated Option Vesting(1)	359,200	1,122,200	359,200	561,100
	Healthcare and Life Insurance Benefits(2)	21,082	31,624	21,082	—
	Outplacement Services	15,000	15,000	—	—
	Total Value:	1,170,839	2,214,381	1,155,839	561,100
Debra P. Crawford	Severance	319,982	319,982	319,982	—
	Cash Bonus	99,401	99,401	99,401	—
	Accelerated Option Vesting(1)	178,603	563,159	178,603	281,580
	Healthcare and Life Insurance Benefits(2)	20,912	20,912	20,912	—
	Outplacement Services	15,000	15,000	—	—
	Total Value:	633,898	1,018,454	618,898	281,580
E. David Ballard II, M.D.	Severance	311,765	311,765	311,765	—
	Cash Bonus	95,775	95,775	95,775	—
	Accelerated Option Vesting(1)	146,988	462,992	146,988	231,496
	Healthcare and Life Insurance Benefits(2)	21,082	21,082	21,082	—
	Outplacement Services	15,000	15,000	—	—
	Total Value:	590,610	906,614	575,610	231,496
William C. Denby, III	Severance	304,385	304,385	304,385	—
	Cash Bonus	96,329	96,329	96,329	—
	Accelerated Option Vesting(1)	151,837	483,587	151,837	241,794
	Healthcare and Life Insurance Benefits(2)	21,082	21,082	21,082	—
	Outplacement Services	15,000	15,000	—	—
	Total Value:	588,633	920,383	573,633	241,794
Carey J. Fox, J.D.	Severance	303,849	303,849	303,849	—
	Cash Bonus	89,168	89,168	89,168	—
	Accelerated Option Vesting(1)	193,103	605,454	193,103	302,727
	Healthcare and Life Insurance Benefits(2)	13,508	13,508	13,508	—
	Outplacement Services	15,000	15,000	—	—
	Total Value:	614,628	1,026,979	599,628	302,727

(1)	The value of accelerated unvested options was calculated using the closing price of our common stock on December 31, 2009 of $4.62. The value of accelerated unvested options reported represents the difference between the aggregate exercise price of the unvested options and the aggregate value of the underlying shares.

(2)	Consists of health, dental, vision and life insurance coverage. The value is based upon the type of insurance coverage we carried for each executive officer as of December 31, 2009 and is valued at the premiums in effect on December 31, 2009.

(3)	The value of accelerated unvested options is based on the assumption that the acquirer assumes the options granted under our option plans, and 50% of the options become vested. In the event the acquirer does not assume the options granted, 100% of the unvested options would become vested.

Equity Compensation Plan Information
     The following table sets forth information regarding all of our equity compensation plans as of December 31, 2009.

Number of Securities
	Number of Securities	Weighted-Average	Remaining Available for
	to	Exercise Price of	Future Issuance Under
	be Issued upon	Outstanding	Equity Compensation
	Exercise	Options,	Plans (Excluding
	of Outstanding Options,	Warrants and	Securities Reflected in
Plan Category	Warrants and Rights	Rights	Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	14,527,414	$4.09	2,763,242	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	14,527,414	$4.09	2,763,242

(1)	Includes 235,876 shares available for issuance under our amended and restated employee stock purchase plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval of Transactions with Related Persons
     Pursuant to our Audit Committee Charter, the audit committee of our board of directors is responsible for reviewing and approving all transactions with related parties. We have not adopted written procedures for review of, or standards for approval of, these transactions, but instead the audit committee of our board of directors intends to review such transactions on a case by case basis. In addition, the compensation committee of our board of directors and/or our board of directors reviews all compensation-related policies involving our directors and executive officers.
Strategic Collaboration with Cosmo
     On December 15, 2008, we entered into a strategic collaboration with Cosmo Technologies Limited, an affiliate of Cosmo Pharmaceuticals S.p.A., or Cosmo, including a license agreement pursuant to which we were granted certain exclusive rights to develop and commercialize selected proprietary pharmaceutical products of Cosmo in the U.S. In partial consideration of the licenses granted, on December 15, 2008, we issued 6,000,000 shares of our common stock to Cosmo and made an upfront cash payment to Cosmo of $2.5 million. Under the license agreement, we may pay Cosmo up to a total of $9.0 million in clinical and regulatory milestones for the initial indications for the licensed products, up to $6.0 million in clinical and regulatory milestones for a second indication for rifamycin SV MMX and up to $57.5 million in commercial milestones. The milestones may be paid in cash or through issuance of additional shares of our common stock, at Cosmo’s option, subject to certain limitations. We will pay tiered royalties to Cosmo ranging from 12% to 14% on net sales of any licensed products we sell. We are responsible for one-half of the total out-of-pocket costs associated with the ongoing budesonide MMX multicenter phase III clinical program and for all of the out-of-pocket costs for the first planned rifamycin SV MMX phase III U.S. registration study and for one-half of the out-of-pocket costs for the second phase III U.S. registration study.
     The strategic collaboration with Cosmo is described in more detail in Note 3 to the financial statements included with our Annual Report on Form 10-K for the year ended December 31, 2009.
Other Transactions
     During 2009, we believe that there has not been any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than payments made to Cosmo described above under the heading “—Strategic Collaboration with Cosmo” and compensation described under the headings “Proposal 1 Election of Directors — Compensation of Directors” and “Executive Compensation and Other Information.” We intend that any such future transactions will be approved by the audit committee of our board of directors and will be on terms no less favorable to our company than could be obtained from unaffiliated third parties.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Our board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010 and has directed that management submit the appointment of our independent registered public accounting firm to the stockholders for ratification at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 1998 and through the year ended December 31, 2009. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
     Stockholders are not required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, we are submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If you fail to ratify the appointment, our board of directors and the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the appointment is ratified, our board of directors and the audit committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.
     The affirmative vote of the holders of a majority of the shares of our common stock represented and voting at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP.
Audit and All Other Fees
     The aggregate fees billed to our company by Ernst & Young LLP, our independent registered public accounting firm, for the indicated services were as follows:

	2009	2008
Audit Fees(1)	$457,811	$410,142
Audit Related Fees(2)	1,995	15,453
Tax Fees(3)	—	45,000
All Other Fees(4)	—	—

(1)	Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP for the audit of our annual financial statements and review of financial statements in our quarterly reports on Form 10-Q, review of our registration statements on Forms S-3 and S-8, and related services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit Related Fees consist of fees billed in the indicated year for assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements.

(3)	Tax Fees consist of fees billed in the indicated year for professional services performed by Ernst & Young LLP with respect to tax compliance and tax planning and advice.

(4)	All Other Fees consist of fees billed in the indicated year for other permissible work performed by Ernst & Young LLP that is not included within the above category descriptions.
     The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm
     Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
     Our board of directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
     Under Section 16(a) of the Exchange Act, directors, officers and beneficial owners of ten percent or more of our common stock are required to file with the Securities and Exchange Commission on a timely basis initial reports of beneficial ownership and reports of changes regarding their beneficial ownership of our common stock. Officers, directors and 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file.
     Based solely on our review of the copies of such forms received and the written representations from certain reporting persons, we have determined that no officer, director or 10% beneficial owner known to us was delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2009.
STOCKHOLDER PROPOSALS
     Proposals of stockholders intended to be presented at our Annual Meeting of Stockholders to be held in 2011 must be received by us no later than December 24, 2010, which is 120 days prior to the first anniversary of the mailing date of this Proxy Statement, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals in order to be included in the proxy statement. Under our Amended and Restated Bylaws, a stockholder who wishes to make a proposal at the 2011 Annual Meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no earlier than February 10, 2011 and no later than March 12, 2011 unless the date of the 2011 annual meeting of stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2010 annual meeting. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the board of directors for the 2011 Annual Meeting may exercise discretionary voting power regarding any such proposal.
ANNUAL REPORT
     Our annual report for the fiscal year ended December 31, 2009 will be mailed to stockholders of record on or about April 23, 2010. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.
     Any person who was a beneficial owner of our common stock on the Record Date may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Santarus, Inc., 3721 Valley Centre Drive, Suite 400, San Diego, California 92130, Attention: Investor Relations.

OTHER BUSINESS
     Our board of directors does not know of any matter to be presented at our Annual Meeting which is not listed on the Notice of Annual Meeting of Stockholders and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying proxy card will vote all proxies in accordance with their best judgment.
     All stockholders are urged to complete, sign, date and return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,

Gerald T. Proehl
President, Chief Executive Officer and Director

Dated: April 23, 2010

ANNUAL MEETING OF STOCKHOLDERS OF

SANTARUS, INC.

June 10, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The proxy statement and annual report
are available at www.proxydocs.com/snts.

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND
“FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1.	To elect two directors for a three-year term to expire at the 2013 Annual Meeting of Stockholders. The present Board of Directors of the Company has nominated and recommends for election as director the following persons:

NOMINEES:
☐	FOR ALL NOMINEES	¡ Daniel D. Burgess ¡ Michael G. Carter
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the annual meeting or any adjournment or postponement thereof, are hereby expressly revoked.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.

Signature of Stockholder __________________ Date: ______ Signature of Stockholder __________________ Date: ______

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SANTARUS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 10, 2010

     The undersigned stockholder of Santarus, Inc., a Delaware corporation (the “Company”), hereby appoints Gerald T. Proehl and Debra P. Crawford, and each of them, as proxies for the undersigned with full power of substitution, to attend the annual meeting of the Company’s stockholders to be held on June 10, 2010 and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

(Continued and to be signed on the reverse side)